MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC ANNOUNCES AGREEMENT TO ACQUIRE SOLAICX

•	Adds cost-effective, patent protected proprietary process and equipment
•	Expands MEMC’s served market in solar industry
•	Complementary process and locations will benefit customers
•	Expect acquisition to be accretive to EPS in 2011

St. Peters, MO, May 24, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced it has reached a definitive agreement to acquire privately held Solaicx, headquartered in Santa Clara, California.

Solaicx has developed proprietary continuous crystal growth manufacturing technology which yields low-cost, high-efficiency monocrystalline silicon wafers for the photovoltaic solar industry. The Solaicx technology allows for very high-volume crystal growth compared to the silicon ingots produced in the traditional precision semiconductor manufacturing process.  The enhanced electrical performance of wafers from Solaicx ingots allows solar cell manufacturers to create higher efficiency cells with very competitive silicon costs.  In addition to these customer benefits, the combined company will have low-cost polysilicon and crystal operations in North America and sales and support offices around the world, allowing the company to provide customers with industry leading customer service.

Solaicx has approximately 80 employees and a large-scale production facility in Portland, Oregon.

“Solaicx, along with its people and technical expertise, is a great addition to MEMC,” said Ken Hannah, President of MEMC Solar Materials.  “Solaicx’s innovative and advanced manufacturing technology should enable us to reduce costs and improve efficiency, while enhancing our ability to drive the solar industry toward grid parity.”

“Bringing MEMC and Solaicx together now is the right thing to do at the right time,” continued Hannah.  “The monocrystalline silicon market is forecast to grow at a compound annual growth rate of about 50 percent during the next three years.  This transaction positions MEMC to significantly reduce the cost of monocrystalline silicon.”

“We are pleased to be joining forces with MEMC,” said David Ranhoff, President and CEO of Solaicx.  “Our technology combined with MEMC’s footprint and scale will enable our customers to further reduce the cost of solar electricity.”

MEMC will pay to the existing securityholders of Solaicx at closing cash in the amount of $66 million, plus an additional amount in cash equal to amounts which have been recently invested in, or which may be invested prior to closing in Solaicx by its existing securityholders. The aggregate additional investment amount is estimated to be approximately $10 million. Solaicx's indebtedness for borrowed money will be extinguished at closing and is included in these amounts.  The merger consideration is also subject to adjustment based on the net working capital of Solaicx at closing. The agreement also includes an earnout, should Solaicx meet certain performance targets in 2010 and 2011, of up to an additional $27.6 million payable to Solaicx securityholders, consisting of cash and MEMC common stock at the election of the securityholder.  The stock portion of the earnout consideration, if any, will be issued to Solaicx securityholders as a private placement.

The acquisition is expected to close by the end of June 2010, subject to customary closing conditions, including Solaicx shareholder approval, and the receipt of regulatory approvals.  MEMC expects the acquisition to be accretive to earnings in 2011, subject to purchase accounting adjustments.

GCA Savvian Advisors, LLC acted as exclusive financial advisor to MEMC in connection with this transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of MEMC common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MEMC
MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC is also a developer of solar power projects and North America's largest solar energy services provider.  MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  MEMC's common stock is listed on the New York Stock Exchange under the symbol "WFR" and is included in the S&P 500 Index. For more information about MEMC, visit www.memc.com.

About Solaicx, Inc.
Solaicx manufactures low-cost, high-quality silicon ingots using proprietary equipment optimized for the solar industry.  Solaicx is “making solar electricity cost effective”® by reducing the manufacturing cost of crystalline photovoltaics, which comprise more than 80 percent of all solar cells on the market today.  The Solaicx process provides significant competitive advantages in terms of cost, quality and silicon utilization. For more information about Solaicx, visit www.solaicx.com.

Forward Looking Statements
Certain matters discussed in this news release are forward-looking statements, including that the acquisition is expected to close by the end of June 2010; that the acquisition is expected to be accretive to earnings in 2011, subject to purchase accounting adjustments; that the aggregate additional cash purchase price payable at closing is estimated to be approximately $10 million; that with the acquisition, MEMC expects to reduce costs and improve efficiency, while enhancing its ability to drive the solar industry toward grid parity; and that Solaicx technology combined with MEMC’s footprint and scale will enable our customers to further reduce the cost of solar electricity. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include risks related to, among other things, obtaining required stockholder and regulatory approvals of the acquisition; the potential impact on the business of Solaicx due to uncertainty about the acquisition; the retention of employees of Solaicx and the ability of MEMC to successfully integrate Solaicx’s market opportunities, technology, personnel and operations; uncertainties as to the timing of the merger; uncertainties as to how Solaicx securityholders will vote with respect to the merger; the risk that competing offers for Solaicx will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities for both MEMC and Solaicx; other business effects, including the effects of industry, economic or political conditions outside of Solaicx’s or MEMC’s control; transaction costs; actual or contingent liabilities; the inability to predict the future success or market acceptance of Solaicx’s products while part of MEMC; the highly competitive and rapidly evolving markets in which both Solaicx and MEMC compete; Solaicx’s limited operating history and the fluctuation of its past operating results; and other risks described in MEMC’s filings with the Securities and Exchange Commission.  These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:
Bill Michalek
Director, IR & Corporate Communications
MEMC Electronic Materials, Inc.
(636) 474-5443